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                                                                       EXHIBIT 1

                               CONSENT TO TRANSFER
                                       AND
                   FIRST AMENDMENT TO STOCKHOLDERS' AGREEMENT


     THIS CONSENT TO TRANSFER AND FIRST AMENDMENT TO STOCKHOLDERS' AGREEMENT (this "AMENDMENT"), is made and entered into as of this 21st day of November, 2003, by and among TURBOCHEF TECHNOLOGIES, INC., a Delaware corporation (the "COMPANY"), OVENWORKS, LLLP, a Georgia limited liability limited partnership ("OVENWORKS"), JEFFREY B. BOGATIN, an individual resident of the State of New York ("BOGATIN"), and DONALD J. GOGEL, an individual resident of the State of New York ("GOGEL").

                              W I T N E S S E T H:

     WHEREAS, the Company, OvenWorks, Bogatin and Gogel are parties to that certain Stockholders' Agreement, dated as of October 28, 2003 (the "AGREEMENT"), which sets forth, among other things, certain restrictions on Bogatin's ability to transfer his shares of the Company's common stock;

     WHEREAS, Bogatin proposes to sell up to 1,100,000 shares of the Company's common stock in a private transaction to Sanders Morris Harris Inc., a Texas corporation ("SMH") (such proposed sale being referred to herein as the "TRANSFER");

     WHEREAS, pursuant to the terms of the Agreement, the Transfer requires the prior written consent of the Company and OvenWorks;

     WHEREAS, the Company and OvenWorks are willing to grant the aforementioned consent upon the terms and conditions set forth herein;

     WHEREAS, in connection with the Transfer, the parties propose certain amendments to the Agreement in order to revise certain of the restrictions relating to Bogatin's ability to transfer his shares of the Company's common stock, and in order to remove certain rights relating to Bogatin's ability to nominate and elect a member of the Company's Board of Directors; and

     WHEREAS, pursuant to Section 7.8 of the Agreement, the Agreement may be amended by a writing signed by all parties thereto;

     NOW, THEREFORE, for and in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1. DEFINED TERMS. Terms used but not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

2. CONSENT TO TRANSFER. Subject to the conditions and covenants set forth herein, the Company and OvenWorks hereby consent to the Transfer; PROVIDED, HOWEVER, that the foregoing consent shall not be deemed a consent to any other sale, pledge or other transfer of any shares of the Company's common stock owned beneficially or of record by Bogatin, or a waiver of any other rights that the Company or OvenWorks may have under the Agreement, as amended hereby.

3.   AMENDMENTS TO AGREEMENT.

     3.1  AMENDMENTS TO ARTICLE I.

          (a) The definition of "GROSS-UP SHARES" is hereby amended and restated in its entirety to read as follows:

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                    "GROSS-UP SHARES" means, with respect to Gogel, a number of shares equal to forty percent (40%) of the total number of Shares issued to Gogel pursuant to the terms of (a) that certain Confidentiality and Non-Competition Agreement, dated as of even date herewith, between the Company and Gogel, and (b) that certain Resignation and Release, dated as of even date herewith, between the Company and Gogel."

          (b) The following definition is hereby added to Article I of the Agreement following the definition of "EXCHANGE ACT":

                    "EXEMPT SHARES" means, with respect to Bogatin, a number of shares equal to Nine Hundred Twenty-Five Thousand (925,000)."

     3.2 AMENDMENT TO SECTION 2.1. Section 2.1 of the Agreement is hereby amended and restated in its entirety to read as follows:

               "(a) Except as permitted under SECTION 2.3, for a period
                    beginning on the date hereof and ending on June 30, 2005 (such period of time being referred to as the "BOGATIN LOCK-UP PERIOD"), without the prior written consent of the Company and Purchaser, which may be withheld in their absolute respective discretion, Bogatin may not sell, offer or agree to sell, grant any option for the sale of, pledge, make any short sale or maintain any short position, establish or maintain a "put equivalent position" (within the meaning of Rule 16-a-1(h) under the Exchange Act), enter into any swap, derivative transaction or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of his respective Shares, or otherwise dispose of any Shares. Bogatin hereby authorizes the Company and its transfer agent, if any, to decline to transfer and/or note stop transfer restrictions on the transfer books and records of the Company during the Bogatin Lock-Up Period with respect to the Shares that are subject to this SECTION 2.1(A) for which Bogatin is the record holder, and, in the case of any such Shares for which Bogatin is the beneficial but not the record holder, agrees to cause the record holder to authorize the Company and its transfer agent, if any, to decline to transfer and/or note stop transfer restrictions on such books and records with respect to such Shares.

               (b) Except as permitted under SECTION 2.3, for a period beginning on the date hereof and ending eighteen (18) months from the date hereof (such period of time being referred to as the "GOGEL LOCK-UP PERIOD"), without the prior written consent of the Company and Purchaser, which may be withheld in their absolute respective discretion, Gogel may not sell, offer or agree to sell, grant any option for the sale of, pledge, make any short sale or maintain any short position, establish or maintain a "put equivalent position" (within the meaning of Rule 16-a-1(h) under the Exchange Act), enter into any swap, derivative transaction or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of his respective Shares, or otherwise dispose of any Shares. Gogel hereby authorizes the Company and its transfer agent, if any, to decline to transfer and/or note stop transfer restrictions on the transfer books and records of the Company during the Gogel Lock-Up Period with respect to the Shares that are subject to this SECTION 2.1(B) for which Gogel is the record holder, and, in the case of any such Shares for which Gogel is the beneficial but not the record holder, agrees to cause the record holder to authorize the Company and its

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                    transfer agent, if any, to decline to transfer and/or note stop transfer restrictions on such books and records with respect to such Shares."

     3.3 AMENDMENTS TO SECTION 2.2. Section 2.2(a) of the Agreement is hereby amended and restated in its entirety to read as follows:

               "(a) With respect to each Stockholder, following the expiration of his respective Lock-Up Period, until such time as the outstanding shares of Series D Stock and the shares of Common Stock outstanding as a result of the conversion of Series D Stock represent, on a fully-diluted, as converted basis, less than twenty-five percent (25%) of the outstanding capital stock of the Company, if such Stockholder proposes to sell, pledge, or otherwise transfer any of his Shares to any Person, other than pursuant to the provisions of SECTION 2.3, then he shall first give simultaneous written notice to the Company and Purchaser (such written notice being referred to as the "TRANSFER NOTICE") that (i) sets forth the number of Shares he proposes to sell (the "OFFERED SHARES"), (ii) sets forth the name and address of the proposed purchaser (the "PROPOSED PURCHASER"), (iii) sets forth the price and other terms of the proposed sale, and (iv) includes a copy of the bona fide written offer received by such Stockholder from the Proposed Purchaser."

     3.4  AMENDMENTS TO SECTION 2.3.

          (a) Section 2.3(a) of the Agreement is hereby amended and restated in its entirety to read as follows:

               "(a) The provisions of SECTION 2.1 and SECTION 2.2 shall not apply to (i) the Gross-Up Shares, (ii) to any sale of Shares to the public pursuant to a registration statement filed with, and declared effective by, the SEC under the Securities Act, or (iii) to the Exempt Shares, provided that
                    (A) such Exempt Shares are sold to, or in connection with "brokers transactions" effected through, Sanders Morris Harris Inc., a Texas corporation ("SMH"), or if at the time of sale SMH is no longer conducting a brokerage business, through Dean Oakey or any broker-dealer with whom Mr. Oakey is associated at the time of sale (together with SMH, the "DESIGNATED BROKER"), and (B) Bogatin uses his reasonable best efforts to minimize the impact, whether positive or negative, of such sales on the trading market for the Company's Common Stock."

               (b) Section 2.3(b) of the Agreement is hereby amended and restated in its entirety to read as follows:

                    "(b) Notwithstanding the restrictions set forth in SECTION
                         2.1 or SECTION 2.2:

                        (i) either Stockholder shall be permitted to transfer Shares to a Permitted Transferee in accordance with
                             ARTICLE V;

                       (ii) Bogatin shall be permitted to sell, during each calendar quarter beginning on January 1, 2004, a numberof Shares not to exceed One Hundred Thousand (100,000); PROVIDED, HOWEVER, that (A) any such Shares shall be sold to, or in connection with "brokers transactions" effected through, the Designated Broker, and (B) Bogatin uses his reasonable best efforts to minimize the impact, whether positive or negative, of such sales on the trading market for the Company's

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                             Common Stock. Any transfers of Shares received by
                             Persons from Bogatin or his Affiliates shall be aggregated for the purposes of calculating the transfer limitations pursuant to this
                             SECTION 2.3(B)(II); and

                       (iii) Gogel shall be permitted to sell, on a monthly
                             basis, a number of Shares not to exceed ten percent (10%) of the average daily reported volume of trading in the Company's Common Stock on all national securities exchanges and/or reported through the automated quotation system of a registered securities association during the prior month. Any transfers of Shares received by Persons from Gogel or his Affiliates shall be aggregated for the purposes of calculating the transfer limitations pursuant to this SECTION 2.3(B)(III)."

     3.5 AMENDMENTS TO ARTICLE IV. Article IV of the Agreement is hereby amended and restated in its entirety to read as follows:

                                   "ARTICLE IV

                              CORPORATE GOVERNANCE

                            [INTENTIONALLY OMITTED]"

4.   MISCELLANEOUS.

     4.1 CONSTRUCTION. This Amendment is an amendment to the Agreement, and said Agreement and this Amendment shall henceforth be read together. The Agreement as amended and supplemented by this Amendment is in all respects confirmed and preserved.

     4.2 HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

     4.3 SEVERABILITY. In case any provision of this Amendment shall be invalid, illegal or unenforceable, it shall to the extent practicable be modified so as to make it valid, legal and enforceable and to retain as nearly as practicable the intent of the parties, and the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     4.4 COUNTERPARTS. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     4.5 GOVERNING LAW. This Amendment shall be governed by and construed under the laws of the State of Delaware as applied to agreements among residents of Delaware made and to be performed entirely within the State of Delaware, and without regard to the conflicts of law principles as may otherwise be applicable.


                         [Signatures on following page]


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     IN WITNESS WHEREOF, the parties have executed, or caused this Amendment to be executed by their duly authorized agents or representatives, as of the day and year set forth beside their respective signatures below.


                                      TURBOCHEF TECHNOLOGIES, INC.


                                      By: /s/ James K. Price
                                         ---------------------------------------
                                          James K. Price
                                          President and Chief Executive Officer


                                      OVENWORKS, LLLP

                                      By:  Oven Management, Inc.,
                                           its General Partner


                                           By: /s/ Richard E. Perlman
                                              ----------------------------------
                                               Richard E. Perlman
                                               President


                                      /s/ Jeffrey B. Bogatin
                                      ------------------------------------------
                                      Jeffrey B. Bogatin


                                      /s/ Donald J. Gogel
                                      ------------------------------------------
                                      Donald J. Gogel